March 18, 2021

Dear Fellow Shareholders:

As the Company’s new Chief Executive Officer, it is a pleasure to personally address you for the first time. Although, I officially came on board on January 29, 2021, so much has already been accomplished, that I felt it was appropriate to put together this brief update to better inform you of what we are planning for the Company in the coming weeks and months. To help put this update into context as the new CEO, I have structured this update in three parts: 1) a history of where Life On Earth has come in the past eighteen months prior to my taking the helm; 2) where we are today regarding our turnaround; and 3) setting forth our plans for the immediate future and beyond. First, I would like to share a little bit about myself that goes beyond my biography.

It has been several decades since I came from England and moved to Silicon Valley as a software engineer. My wife is an accomplished artist, my grownup son is exceptionally bright and looking to make his mark in life, and my talented daughter has given us a beautiful granddaughter that is almost two years old. We love the excitement of Silicon Valley and the creative culture in the Bay Area.

Over the past 30+ years, I have had a lot of fun working for some of Silicon Valley’s icons that include, ROLM, Telenova, my own company I founded called SpeechWare, Hewlett Packard, Computer Science Corporation (now called DXC), NetSuite, Oracle and other ventures. But there is that spirit that still burns to take a company to exceptional heights.

Last December when the opportunity was presented to me to become the CEO of Life on Earth and to reposition it as a Cloud based software and Technology Solution company, that provides enterprise solutions, I saw this as an opportunity to make a game changing event in the history of this Company and the industry.

After a careful review and encouragements from my wife and the Life On Earth team, I was convinced to move forward with the challenge and opportunity of a lifetime.

A quick history about Life On Earth, Inc. as I now understand it, having worked with its founding members and its largest stakeholder over the past two and a half months. The Company has gone through a difficult period going back at least eighteen months, or since the Company announced that it would be divesting itself from the Consumer Packaged Goods industry to enter an unrelated space such as the software industry. The Company has worked with most of its stakeholders, including the vast majority of its debt holders to allow it ample time to seek the right strategic alternative. I am pleased to announce that that moment is upon us and in the coming weeks, arrangements will be made to help alleviate the chronic nature of the Company’s balance sheet at terms favorable to the existing shareholders. These feats would only be possible due to the Company already having had a good working relationship with its stakeholders, who ultimately realized that it was better to allow the Company the time to work with different parties, that could help bring true value back to this Company and all of its shareholders, not just a select few senior positioned stakeholders. As part of this turnaround strategy, the Company ultimately chose to enter into the Software/Cloud/Enterprise space. As part of that plan, they chose me as their new steward of this strategy. I carefully considered this endeavor before joining the Company to make sure that the previous management, founding members, and our largest stakeholders were onboard with a vision and plan, that would be impactful in the Cloud based Enterprise Solutions market. This decision was made with the full understanding that there have been patient shareholders as well as other stakeholders that needed to be part of the potential upside, given the consideration necessary that they in turn have given this Company over the years. We will move this Company forward with our shareholders’ best interest in mind.

After many discussions and careful thought, I can now see how we need to position ourselves for the future. As is most often the case, it is the people in any organization that makes the difference. I am working to bring such a team to our Company with some of the most accredited and credible individuals in the technology industry. I know where the market is growing very fast, namely, the Internet of Things (IoT) solutions driven by 5G communications, and the need for unbreakable Cyber Security and the end-to-end solutions in the Cloud. I am convinced that the opportunity to build a very talented team around me as well as delivering exceptionally superior products to the market place is our number one priority.

Where are we today? Since joining the Company in January, we have done the following:

1.      Vetted the opportunities in the Cloud Software Enterprise markets that the Company had already engaged to partner up with.

2.      After careful due diligence, the first move I made was to recommend to the board to not proceed with its plans to acquire the assets of KloudGaze, Inc. We have made the proper 8K disclosures and that Asset Purchase Agreement (APA) has been terminated.

3.      The Company had also looked into another software company, SmartAxiom, Inc,. and after careful due diligence and working with SmartAxiom’s leadership team, I recommended that the Board proceed and offer to acquire the whole company as well as bring their leadership team onboard to join Life On Earth.

4.      The Company is in the final stages of the Purchase Agreement with SmartAxiom; we have released a Corporate Presentation to help illustrate what Life On Earth, Inc. will look like after completing its acquisition of SmartAxiom.

5.      The reasons why I recommended acquiring SmartAxiom is to create exceptional value by a) scaling, b) creating, c) selling, d) marketing and e) profiting from offering solutions based on core SmartAxiom patented technologies. The IoT solutions driven by newly introduced 5G communications, the need for unbreakable Cyber Security, and the end-to-end solutions in the Cloud presents us with the opportunity to create exceptional profitable products as well expand on SmartAxiom’s current products offerings.

6.      We are completing a structured financing that will include the Company’s largest stakeholders, the founding members, the largest debt holders, new investors, and myself as a testament to my solemn belief in what we’re doing. This financing is also being done in a manner that is non-toxic, in a Preferred Series instrument with eventual convertibility features that would be at higher valuations compared to the closing price of the Company’s shares as of the writing of this Update. We believe that this Company is truly undervalued compared to what our peers in this industry are valued at. Our job will be to execute and to prove it.

The future for Life On Earth is looking better every day as long as we put forth the effort to execute properly. Our immediate plans are to close the SmartAxiom acquisition and then finalize the Marketing and Sales to commercialize the following solutions that have already been proven at several customer deployments:

•	Supply Chain Management
•	Smart Buildings
•	Warehouse and Asset Management
•	Industrial IoT

In addition, we intend to build a Center of Excellence (CoE) with Rapid Innovation Services. This will accelerate our solutions and deployment of highly in demand IoT based enterprise solutions.

In summary - we are rebuilding this Company from the ground up with the help of our previous stakeholders as well as new parties that will bring the necessary resources, at every level, to secure our success- starting with myself. That’s the commitment I am making to our shareholders and I am excited and energized to what we are about to do. Ultimately, I did not join this Company simply to be a Chief Executive Officer of a “public” company that will remain trading on the Over The counter (OTC) market. I see no long term future in that. My goal, as discussed with the Board and its stakeholders is to position this Company, both organically and through additional strategic alliances and partnerships, for an eventual up-listing to a national exchange. In order to do so, we must complete the restructuring of the legacies of the past, execute on our acquisitions, make the newly acquired acquisition execute flawlessly and ultimately scale it rapidly to give us the credibility necessary to qualify for an up listing. The challenge is a great one, but I welcome it and am excited that we are well underway. We have a limited time frame to accomplish everything outlined in this letter, and as your new Chief Executive, as well as a fellow shareholder and investor, I and the LFER Team are committed to the above goals. Thank you for being a shareholder and we look forward to the upcoming announcements regarding the Company’s future developments.

For more information please refer to our website, https://www.lifeonearthinc.com.

Best regards,

LIFE ON EARTH, INC.

Date: March 18, 2021	By:	/s/ Mahmood
Mahmood Khan
Chief Executive Officer

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical facts included herein, including without limitation, statements regarding financial position, business strategy, growth strategy and other plans and objectives for future operations, are forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and similar expressions that may tend to suggest a future event or outcome are not guarantees of performance, which cannot be predicted or anticipated. These forward-looking statements are based largely on expectations and assumptions which are subject to a number of risks and uncertainties, many of which are beyond the control of the Company.  Actual results could differ materially from these forward-looking statements.